Exhibit 99.1

Holly Energy Partners Completes Acquisition of Alon USA Pipeline and Terminal Assets

DALLAS, TX, February 28, 2005 — Holly Energy Partners, L.P. (NYSE: HEP) (Holly Energy” or the “Partnership”) announced today it has closed its previously announced acquisition of over 500 miles of light products pipelines, an associated tank farm and two light product terminals from Alon USA and certain of its affiliates for $120 million in cash and 937,500 HEP Class B Subordinated Units.

The $120 million cash portion of the acquisition consideration was financed with proceeds from Holly Energy’s previously announced private offering of $150 million 6.25% senior notes due 2015 that also closed today. The balance of the proceeds from the notes offering was used to repay outstanding indebtedness under Holly Energy’s revolving credit agreement. The Class B Units will convert into an equal number of HEP common units in five years subject to certain conditions.

This release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein. The securities offered have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

ALON USA, a fully-integrated refining and marketing enterprise operating in the Southwest, is a subsidiary of ALON Israel Oil Co. Ltd. ALON Israel purchased ATOFINA Petrochemicals Inc.’s downstream business, including its domestic fuels marketing business, pipelines, terminals and Big Spring, Texas refinery. Headquartered in Dallas, ALON USA controls the marketing rights to FINA gasoline throughout the Southwest. More information about Alon USA is available at www.alonusa.com.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 48% interest in the Partnership subsequent to this transaction. The Partnership owns and operates refined product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and
  Chief Financial Officer
M. Neale Hickerson, Vice President,
           Treasury and Investor Relations
Holly Energy Partners
      214/871-3555